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                                                                       EXHIBIT 5

May 19, 2003

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Lucent Technologies Inc., a Delaware corporation ("Lucent"), and have acted in such capacity in connection with the registration statement on Form S-3 (the "Registration Statement") to be filed by Lucent on or about the date hereof with the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to 46,185,131 shares (the "Shares") of common stock, par value $.01 per share, and related preferred stock purchase rights issued by Lucent to the Lucent Technologies Inc. Represented Employees Post-Retirement Health Benefits Trust.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In that connection, I or attorneys on my staff have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including the Amended and Restated Certificate of Incorporation of Lucent and the By-laws of Lucent. .In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted as copies. In examining agreements executed by parties other than Lucent and its subsidiaries, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently verified or established, I have relied upon statements and representations of officers and representatives of Lucent and others.

Based on the foregoing, I am of opinion that the Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable.

I am admitted to practice in the State of New York and the District of Columbia, and I express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me and this opinion under the caption "Legal Matters" in the prospectus that forms a part of the Registration Statement. In granting my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Richard J. Rawson

Richard J. Rawson
Senior Vice President, General Counsel and Secretary